Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-83631

                   PROSPECTUS SUPPLEMENT DATED MARCH 20, 2000
                                       to
                       Prospectus Dated September 16, 1999

                                12,050,000 Shares

                           Interleukin Genetics, Inc.

                                  Common Stock

      This Prospectus Supplement supplements the Prospectus dated September 16, 1999, as supplemented by Prospectus Supplement dated December 22, 1999 (the "Prospectus"), of Interleukin Genetics, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by their respective pledgees or donees, that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders") of 12,050,000 shares (the "Shares") of Common Stock, no par value per share, of the Company (the "Common Stock"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

      Since the date of the Prospectus, certain Selling Shareholders (the "Transferors") have made non-sale related transfers of shares of Common Stock (the "Transferred Shares") to one (1) individual (the "Transferee"), and the Transferee was not specifically named in the Prospectus. The Transferee has requested that he be included as a Selling Shareholder in the Prospectus. Accordingly, the Selling Shareholders section of the Prospectus is hereby supplemented to include the Transferee (listed below), with respect to the Transferred Shares. The total number of Shares offered by all Selling Shareholders (including the Transferors and the Transferee), however, remains unchanged because the Transferee is offering to sell only the Transferred Shares.

                                                                       SHARES TO BE
                         SHARES OWNED      PERCENTAGE     SHARES TO     OWNED AFTER      PERCENTAGE
          NAME        PRIOR TO OFFERING     OF CLASS       BE SOLD       OFFERING         OF CLASS
          ----        -----------------    ----------     ---------   -------------      ----------
Joseph E. Sheehan, III     35,000(1)            *          35,000           -0-              -0-

---------------
* represents less than 1%

(1) Joseph E. Sheehan, III owns Transferred Shares in the amount of 35,000 shares of Common Stock, 15,000 of which were gifted to him by Joseph E. Sheehan, a Selling Shareholder more specifically identified in the Prospectus, and 20,000 of which were distributed to him by the Joseph E. Sheehan III Trust, a Selling Shareholder more specifically identified in the Prospectus and of which Joseph E. Sheehan, III is a beneficiary.